Exhibit 8.2


                                  LAW OFFICES
                 NEUBERGER, QUINN, GIELEN, RUBIN & GIBBER, P.A.


                                   27TH FLOOR

                                 COMMERCE PLACE

                                ONE SOUTH STREET

                         BALTIMORE, MARYLAND 21202-3201

                                 (410) 332-8550



                               September 7, 1995


Richfood Holdings, Inc.
2000 Richfood Road
Mechanicsville, Virginia  23211

Super Rite Corporation
P.O. Box 2261
Harrisburg, Pennsylvania  17105

                       RE: MERGER OF SR ACQUISITION, INC.
                          INTO SUPER RITE CORPORATION
                       CERTAIN FEDERAL INCOME TAX MATTERS

Gentlemen:

          We have acted as counsel to Super Rite Corporation, a Delaware corporation ("SUPER RITE"), in connection with the proposed merger (the "MERGER") of SR Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Richfood Holdings, Inc., a Virginia Corporation ("RICHFOOD") formed for purposes of effecting the Merger ("ACQUISITION"), into Super Rite, pursuant to Delaware law.

          In the Merger, each outstanding share of Super Rite common stock, which is the only class of Super Rite stock outstanding, is to be converted into
1.0205 shares of Richfood common stock. Any Super Rite stockholder who becomes entitled to a fractional share of Richfood common stock as a result of the Merger, after aggregating all the stockholder's shares of Super Rite common stock, will receive cash from Richfood in lieu of the fractional share. Super Rite stockholders are not entitled to exercise dissenter's rights with respect to the Merger. Each outstanding share of Acquisition stock will be converted into one share of Super Rite common stock in the Merger, thereby making Super Rite a wholly-owned subsidiary of Richfood.

          You have requested our opinion concerning certain federal income tax consequences of the Merger. In giving this opinion, we have reviewed the Agreement and Plan of Reorganization (including the Plan of Merger) dated as of June 26, 1995, between Richfood and Super Rite; the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Merger (the "S-4"); and such other documents as we have considered necessary. In addition, we have assumed the following:

          1. The fair market value of the Richfood common stock (including any fractional share interest) received by a Super Rite stockholder in exchange for Super Rite common stock will be approximately equal to the fair market value of the Super Rite common stock surrendered in the exchange.

          2. None of the compensation received by any stockholder-employee of Super Rite will be separate consideration for, or allocable to, any shares of Super Rite common stock; none of the shares of Richfood common stock received by any stockholder-employee in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          3. The payment of cash in lieu of fractional shares of Richfood common stock is solely for the purpose of avoiding the expense and inconvenience to Richfood of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Super Rite stockholders in lieu of fractional shares of Richfood common stock will not exceed one percent of the total consideration that will be issued in the Merger to the Super Rite stockholders in exchange for their Super Rite common stock.

          4. No share of Super Rite common stock has been or will be redeemed in anticipation of the Merger, and Super Rite has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Merger.


          5. Richfood has no plan or intention to reacquire any of its stock issued in the Merger or to make any extraordinary distribution with respect to such stock.

          6. There is no plan or intention by Super Rite stockholders to sell, exchange, or otherwise dispose of a number of shares of Richfood common stock received in the Merger that would reduce the Super Rite stockholders' ownership of Richfood common stock to a number of shares having a fair market value, as of the effective date of the Merger, of less than 50 percent of the fair market value of all the formerly outstanding Super Rite common stock as of the same date. For this purpose, shares of Super Rite common stock exchanged for cash in lieu of fractional shares of Richfood common stock are treated as outstanding Super Rite common stock on the effective date of the Merger. Moreover, shares of Super Rite common stock and shares of Richfood common stock held by Super Rite stockholders and otherwise sold, redeemed, or disposed of before or after the Merger are considered in making the above determination.

          7. With respect to any stockholder who directly or, under the constructive ownership rules of section 318(a) as modified by section 304(c) of the Internal Revenue Code (the "CODE"), indirectly owns 50 percent or more of the Super Rite common stock, none of the Super Rite common stock held by such stockholder is "qualified replacement property" subject to section 1042(e) of the Code.

          8. Following the Merger, Super Rite will hold (a) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Super Rite immediately before the Merger, and (b) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Acquisition immediately before the Merger. For this purpose, amounts paid by Super Rite for its expenses related to the Merger and any redemptions and distributions (except for regular, normal dividends) made by Super Rite in connection with the Merger are included as assets of Super Rite held immediately before the Merger, but any assets transferred to Acquisition by Richfood in connection with the Merger are not taken into account.

          9. On the effective date of the Merger, the fair market value of Super Rite's assets will exceed the sum of its liabilities plus the amount of liabilities, if any, to which its assets are subject.

          10. Following the Merger, Super Rite will continue its historic business or use a significant portion of its historic business assets in a business.

          11. The liabilities of Acquisition, if any, that will be assumed by Super Rite and the liabilities, if any, to which the transferred assets of Acquisition are subject were, or will have been, incurred by Acquisition in the ordinary course of business.

          12. Richfood owns, and immediately before the Merger will own, all the outstanding stock of Acquisition; Acquisition holds, and will hold, only those assets necessary for it to effect the Merger.

          13. There is no intercorporate indebtedness existing between Super Rite and Richfood or Acquisition that was issued or acquired or will be settled at a discount, and immediately after the Merger, neither Richfood nor any subsidiary of Richfood will hold any indebtedness of Super Rite or any subsidiary of Super Rite that was acquired at a discount.

          14. Following the Merger, Super Rite will not issue additional shares of its stock that would result in Richfood's owning less than 80 percent of the total combined voting power of all classes of Super Rite's voting stock or less than 80 percent of each class of Super Rite's nonvoting stock.

          15. Richfood has no plan or intention to liquidate Super Rite, to merge Super Rite into another corporation, to sell or otherwise dispose of any stock of Super Rite, or (except for dispositions made in the ordinary course of business) to cause Super Rite to sell or otherwise dispose of any of its assets.

          16. Super Rite has no plan or intention to sell or otherwise dispose of any assets, except for dispositions made in the ordinary course of business.

          17. Richfood, Acquisition, Super Rite, and the stockholders of Super Rite will pay their respective expenses, if any, incurred in connection with the Merger, except that expenses incurred in connection with printing and mailing the Joint Proxy Statement/Prospectus and with printing and filing the Registration Statement will be shared equally by Richfood and Super Rite.

          18. For each of Richfood, Acquisition, and Super Rite, not more than 25 percent of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its total assets, excluding cash, cash items (including accounts receivable and cash equivalents), and United States government securities, consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (b) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

          19. At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of Super Rite's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other
assets used or held for use in a trade or business.   For purposes of the
preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(y) Super Rite is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Super Rite is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by Super Rite, in the case of a first-tier subsidiary of Super Rite, or by a controlled corporation, in the case of a lower-tier subsidiary.

          20. Any shares of Richfood common stock received in exchange for shares of Super Rite common stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services, and
(b) are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code will be subject to substantially the same risk of forfeiture.

          21. No outstanding Super Rite common stock acquired in connection with the performance of services was or will have been acquired within six months before the effective date of the Merger by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an option granted more than six months before the effective date of the Merger.

          22. Neither Richfood nor any subsidiary of Richfood owns any shares of Super Rite common stock, and neither has acquired or will acquire any shares of Super Rite stock in anticipation of the Merger.

          On the basis of the foregoing, and assuming that (a) with respect to stockholders that are nonresident aliens or foreign entities, Super Rite will comply with all applicable statement and notification requirements (if any) of Treasury Regulation (Section) 1.897-2(g) & (h), and (b) the Merger will be consummated in accordance with the Plan of Merger, we are of the opinion that (under current law) for federal income tax purposes:

          1.   The Merger will be a "reorganization" within the meaning of section 368(a)(1)(A) by reason of section 368(a)(2)(E) of the Code, and Richfood, Acquisition, and Super Rite each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

          2. Neither Richfood nor Acquisition will recognize gain or loss on the issuance of Richfood common stock, the acquisition of Super Rite common stock, or the transfer of Acquisition's assets to Super Rite in the Merger.

          3. Super Rite will not recognize gain or loss (a) on the acquisition of the assets of Acquisition in the Merger or (b) on the constructive distribution, if any, of Richfood common stock to Super Rite stockholders.

          4. A Super Rite stockholder will not recognize gain or loss on the exchange of shares of Super Rite common stock for shares of Richfood common stock (including any fractional share interest) in the Merger.

          5. The aggregate basis of shares of Richfood common stock (including any fractional share interest) received by a Super Rite stockholder in the Merger will be the same as the aggregate basis of the shares of Super Rite common stock exchanged therefor.

          6. The holding period for the shares of Richfood common stock (including any fractional share interest) received by a Super Rite stockholder in the Merger will include the holding period for the shares of Super Rite common stock exchanged therefor, if such shares of Super Rite common stock are held as a capital asset on the effective date of the Merger.

          7. Cash received by a Super Rite stockholder in lieu of a fractional share of Richfood common stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code.

          We are also of the opinion that the federal income tax consequences of the Merger are fairly summarized in the S-4 under the headings "Summary--Certain Federal Income Tax Consequences" and "Certain Federal Income Tax Consequences." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                    Very truly yours,

                                    NEUBERGER, QUINN, GIELEN, RUBIN
                                      & GIBBER, P.A.

                                    By: /s/ Michael L. Quinn